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                                                                    EXHIBIT 11.1



                   INTERACT MEDICAL TECHNOLOGIES CORPORATION



                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS


                   (IN THOUSANDS, EXCEPT LOSS PER SHARE DATA)



                                                                                NINE MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                                                 ---------------------------    ------------------
                                                  1993      1994      1995       1995       1996
                                                 ------    ------    -------    -------    -------
Historical weighted average shares
  outstanding..................................     500     1,188      1,283      1,269      2,043
Effect of applying SAB topic 4D(1).............      37        37         37         37         10
Shares issuable to 8% Promissory Note
  Holders......................................      --         7         73         53        249
                                                 ------    ------    -------     ------    -------
  Shares used in computing net loss per
     share.....................................     537     1,232      1,393      1,359      2,302
                                                 ======    ======    =======     ======    =======
Net loss.......................................  $   (8)   $ (549)   $(2,322)   $(1,793)   $(6,468)
                                                 ======    ======    =======     ======    =======
Net loss per share.............................  $(0.01)   $(0.45)   $ (1.67)   $ (1.32)   $ (2.81)
                                                 ======    ======    =======     ======    =======


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(1) Effect of including all common stock issued at prices below the expected public offering price during the twelve month period preceding the planned offering, together with common stock options and warrants issued during such period with exercise prices below the expected offering price, as if such shares were outstanding for all periods presented.